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                                                                       EXHIBIT 1


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This Amendment is made as of May 11, 2001 between CIMA LABS INC., a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A., a national banking association (the "Rights Agent"), to the Rights Agreement dated as of March 14, 1997 (the "Original Agreement") between the Company and the Rights Agent.

         WHEREAS, the Company and the Rights Agent have entered into the Original Agreement; and

         WHEREAS, the Board of Directors of the Company has determined to amend the Original Agreement in accordance with Section 27 thereof.

         ACCORDINGLY, in consideration of the premises and the mutual agreements set forth in this Amendment, the parties hereby agree as follows:

         1. Sections 1(e), 1(j), 1(q) and 1(r) of the Original Agreement are deleted in their entirety.

         2. The first paragraph of Section 11(a)(ii) of the Original Agreement is amended in its entirety to read as follows:

                  (ii) Subject to Section 24 hereof, in the event any Person shall become an Acquiring Person, each holder of a Right shall have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person; provided, however, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 hereof shall apply and no adjustment shall be made pursuant to this
         Section 11(a)(ii). In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

          3. Section 12 of the Original Agreement is amended in its entirety to read as follows:


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                  SECTION 12. CERTIFICATE OF ADJUSTED PURCHASE PRICE OR NUMBER
         OF SHARES. Whenever an adjustment is made as provided in Sections 11 and 13 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares a copy of such certificate and (c) if such adjustment is made after the Distribution Date, mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of any adjustment unless and until it shall have received such certificate.

         4. Section 21 of the Original Agreement is amended in its entirety to read as follows:

                           SECTION 21. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent for the Common Shares or Preferred Shares by registered or certified mail, and, if such notice is mailed after the Distribution Date, to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent for the Common Shares or Preferred Shares by registered or certified mail, and, if such notice is mailed after the Distribution Date, to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any other state of the United States that is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and that has at the time of its appointment as Rights Agent, a combined capital and surplus of at least $50 million. After its appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice

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         thereof in writing with the predecessor Rights Agent and each transfer agent for the Common Shares or Preferred Shares, and, if such notice is filed after the Distribution Date, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         5. Section 23(b)(i) of the Original Agreement is hereby amended in its entirety to read as follows:

                  (b) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Shares Acquisition Date; or
         (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), and the Company may, at its option, pay the Redemption Price in Common Shares (based on the "current per share market price," as such term is defined in Section 11(d) hereof, of the Common Shares at the time of redemption), cash or any other form of consideration deemed appropriate by the Board of Directors. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and subject to such conditions as the Board of Directors in its sole discretion may establish.

         6. Section 23(b)(ii) of the Original Agreement is hereby deleted in its entirety.

         7. All references in the Original Agreement to "Norwest Bank Minnesota, N.A." are hereby changed to "Wells Fargo Bank Minnesota, N.A."

         8. The Original Agreement shall remain in full force and effect without amendment, except for this Amendment and any other amendment made in accordance with Section 27 of the Original Agreement. All terms used in this Amendment that are defined in the Original Agreement but are not defined herein shall have the meanings ascribed to them in the Original Agreement. The Summary of Rights contained in Exhibit C to the Original Agreement is a summary of the Original Agreement without regard to this Amendment and does not limit or affect this Amendment in any way. All references in the Original Agreement to "this Agreement," "the Agreement," or "hereof" and all references in this Amendment to "the Agreement" shall hereafter be deemed to be references to the Original Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Original Agreement. Without limiting anything stated in the Original Agreement, all references in the Original Agreement to
(a) adjustments in the number of fractional Preferred Shares purchasable upon the exercise of a Right or (b) any other adjustments resulting from a dividend on Common Shares payable in Common Shares or a subdivision, combination, or consolidation of Common Shares or other events occurring "after the date of this Agreement," "after the date of the Agreement," or "after the date

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hereof" shall be deemed to be references to adjustments resulting from occurrences after March 14, 1997, the date of adoption of the Original
Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

                                      CIMA LABS INC.



                                         /s/ David Feste
                                      -----------------------------
                                      David Feste
                                      Vice President and Chief Financial Officer




                                      WELLS FARGO BANK MINNESOTA, N.A.



                                      By:  /s/ Susan J. Roeder
                                         -------------------------
                                      Title:  Vice President
                                            ----------------------



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